Exhibit 5.1

TALFOURD H. KEMPER, JR.

(540) 983-7552

fkemper@woodsrogers.com

June 26, 2017

RGC Resources, Inc.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

Re:	RGC Resources, Inc. Restricted Stock Plan Registration Statement on Form S-8

To Whom it May Concern:

We have examined the Registration Statement on Form S-8, (the “Registration Statement”) of RGC Resources, Inc., a Virginia corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of 450,000 shares of the Company’s Common Stock, par value $5.00 per share (the “Shares”). The Shares subject to the Registration Statement are to be issued pursuant to the awards granted under the RGC Resources, Inc. Restricted Stock Plan (the “Plan”).

We have examined copies, certified or otherwise identified to our satisfaction, of the Plan, the Registration Statement and the related prospectus, the Company’s Articles of Incorporation and Bylaws and such other corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the Commonwealth of Virginia and have been retained to express the opinions herein from the standpoint of the Commonwealth of Virginia only. We are not experts in and express no opinion herein with respect to the laws of any other jurisdiction.

P.O. Box 14125, Roanoke, Virginia 24038-4125

10 S. Jefferson Street, Suite 1400, Roanoke, Virginia 24011

P (540) 983-7600 • F (540) 983-7711

w w w . w o o d s r o g e r s . c o m

Charlottesville • Lynchburg • Richmond • Roanoke

RGC Resources, Inc.

Registration Statement on Form S-8

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Woods Rogers PLC